UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 19, 2008

MERITAGE HOMES CORPORATION
(Exact Name of Registrant as Specified in Charter)

Maryland (State or Other Jurisdiction of Incorporation)	1-9977 (Commission File Number)	86-0611231 (IRS Employer Identification No.)

17851 N. 85th Street, Suite 300, Scottsdale, Arizona		85255
(Address of principal executive offices)		(Zip Code)
(480) 515-8100
(Registrant’s telephone number, including area code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.03 MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS
     On December 19, 2008, the board of directors (the “Board”) of Meritage Homes Corporation (the “Company”); (1) approved an amendment to the Company’s Amended and Restated Bylaws (the “Bylaws”) to restrict certain transfers of the Company’s common stock (the “Bylaw Amendment”), (2)  approved, subject to the approval of the Company’s stockholders, an amendment to the Company’s Articles of Incorporation to restrict certain transfers of the Company’s common stock (the “Article Amendment”), and (3) called a Special Meeting of the Company’s stockholders to be held on February 16, 2009, or as soon thereafter as practical (the “Special Meeting”), to vote on the Article Amendment.
     The terms of the Bylaw Amendment and the Article Amendment (together, the “Amendments”) are, for all intents and purposes, identical and are intended to preserve the long term value to the Company of certain tax assets primarily associated with net operating loss carryforwards (“NOLs”) and built in losses under Section 382 of the Internal Revenue Code of 1986 (“Section 382”). The Board adopted both the Bylaw Amendment and the Article Amendment, because there is no assurance that the Bylaw Amendment is enforceable against shares of the Company’s common stock (“Common Stock”) already outstanding, or at all, under applicable law. However, the Board believes that the Article Amendment, if adopted, would be enforceable.
     For further details about the Bylaw Amendment, the information set forth below under Item 5.03 of this Current Report on Form 8-K is incorporated into this Item 3.03 by reference.
ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.
     The Bylaw Amendment, which adds new Article XIII to the Bylaws, restricts transfers of the Company’s Common Stock that could result in limitations on the Company’s ability to use its NOLs to reduce its income tax liability. In general, the Company’s ability to use NOL’s and built in losses would be limited if there were an “ownership change” under tax law. Subject to a number of exceptions and qualifications, to determine if an ownership change has occurred the Company must compare the percentage of stock owned by each stockholder owning 5.0% or more of the Company’s stock (“5.0-percent Stockholder”) immediately after the close of the testing date to the lowest percentage of stock owned by such 5.0-percent Stockholder at any time during the testing period (which is generally a three year rolling period). The amount of the increase in the percentage of the Company’s stock owned by each 5.0-percent Stockholder whose stock ownership percentage has increased is added together with increases in stock ownership of other 5.0-percent Stockholders, and an ownership change occurs if the aggregate increase in ownership by all such 5.0-percent Stockholders exceeds 50%.
     The Bylaw Amendment generally restricts any direct or indirect transfer (such as transfers of the Company’s Common Stock that result from the transfer of interests in other entities that own the Company’s Common Stock) if the effect would be to: (1) increase the direct or indirect ownership of the Company’s stock by any Person (as defined below) from less than 4.9% to 4.9% or more of the Company’s Common Stock, or (2) increase the percentage of the Company’s Common Stock owned directly or indirectly by any Person owning or deemed to own 4.9% or more of the Company’s Common Stock. As used herein, “Person” shall mean any individual or entity (including a group of persons treated as an entity within the meaning of the Treasury Regulations).

     For purposes of determining the existence and identity of, and the amount of Common Stock owned by, any stockholder, the Company is entitled to rely on the existence or absence of filings with the Securities and Exchange Commission of Schedules 13D and 13G (or any similar filings) as of any date, subject to the Company’s actual knowledge of the ownership of its common stock.
     The Board will have the discretion to approve a transfer of Common Stock that would otherwise violate the transfer restrictions of the Bylaw Amendment, if the Board determines that such transfer is in the Company’s best interests.
     The Bylaw Amendment will expire on the earlier of: (i) the Board’s determination that the Bylaw Amendment is no longer necessary for the preservation of the NOLs because of the repeal of Section 382 or any successor statute, (ii) the beginning of a taxable year of the Company to which the Board determines that no NOLs may be carried forward or (iii) such date as the Board determines that the Bylaw Amendment is no longer necessary for the preservation of the NOLs. The Board is also permitted to accelerate or extend the expiration date of the Bylaw Amendment in the event of a change in the law.
     The foregoing is a description and summary of the Bylaw Amendment, and is qualified in its entirety by the full text of the Bylaw Amendment (as adopted and effective on December 19, 2008), which is filed as Exhibit 3.1 hereto and incorporated herein by reference.
ITEM 8.01 OTHER EVENTS
     A copy of the press release issued on December 24, 2008, relating the approval of the Bylaw Amendment, the approval of the Article Amendment and the calling of the Special Meeting, is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
     (d) Exhibits

Exhibit No.	Description

3.1	Meritage Homes Corporation Amendment to Bylaws dated December 19, 2008

99.1	Meritage Homes Corporation Press release issued on December 24, 2008

1

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 24, 2008	MERITAGE HOMES CORPORATION
/s/ Larry W. Seay
Larry W. Seay
Executive Vice President and Chief Financial Officer